WEAVER MARTIN & SAMYN

We consent to the inclusion of Post Effective Amendment No 3 to Form S1 Registration Statement (Registration No 333-172844) of Single Touch Systems, Inc on Form S-1 of our report dated December 31, 2012, with respect to our audits of the consolidated financial statements of Single Touch Systems Inc. as of September 30, 2012 and 2011, and for each of the years in the two year period ended September 30, 2012 which appears in the registration statement. We also consent to the reference to our Firm under the heading "Experts".

Weaver Martin & Samyn

Weaver Martin & Samyn LLC
Kansas City, Missouri
February 5, 2013

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252